FOR IMMEDIATE RELEASE
Exhibit 99.1

CONTACT:	Investors: Antonella Franzen (609) 720-4665 Ryan Edelman (609) 720-4545 Media: Fraser Engerman (414) 524-2733

Johnson Controls reports 2016 fiscal fourth quarter and full year earnings

Company completes multi-industrial transformation

CORK, IRELAND, Nov. 8, 2016 -- For the fourth quarter of fiscal 2016, Johnson Controls (NYSE:JCI), reported $10.2 billion in sales, segment EBIT of $798 million and a GAAP net loss from continuing operations of $1.2 billion, which includes one month of Tyco results (merger completed Sept. 2, 2016) as well as several special items. GAAP diluted loss per share from continuing operations for the quarter was $1.61 compared to breakeven in the prior year quarter.

Adjusting for special items and excluding the Tyco results, non-GAAP adjusted diluted earnings per share from continuing operations increased 16 percent to $1.21 from $1.04 in the prior year quarter. Financial highlights from continuing operations for the quarter include:

•	Adjusted net sales of $9.4 billion versus $8.7 billion in the prior year quarter, with the increase due primarily to incremental sales from the Johnson Controls-Hitachi joint venture.

•
Adjusted segment EBIT from continuing operations of $1,085 million compared with $939 million in the prior year quarter, up 16 percent, reflecting the contribution of the Hitachi joint venture and ongoing Johnson Controls Operating System benefits.

•	Adjusted segment EBIT margin of 11.6 percent was 90 basis points higher than the prior year quarter.

•	Adjusted diluted EPS of $1.21 exceeded guidance of $1.17 to $1.20.

Special items that impacted reported fourth quarter 2016 and 2015 income from continuing operations include:

2016 fourth quarter (net charge of $2.82 per share)

•	Tyco’s September adjusted income of $72 million ($62 million after-tax and non-controlling interest)

•	Non-cash mark-to-market pension/postretirement and settlement losses of $514 million ($357 million after-tax and non-controlling interest)

•	Transaction, integration and separation costs of $293 million ($263 million after-tax and non-controlling interest) related to the spin-off of Adient and the Tyco merger

•	Restructuring and non-cash impairment charges of $296 million ($232 million after-tax and non-controlling interest) primarily related to workforce reductions and asset impairments

•	Non-recurring portion of purchase accounting expenses of $74 million ($54 million after-tax) associated with the Tyco merger

•	Tax expense of $1.1 billion primarily related to the Adient spin-off

2015 fourth quarter (net charge of $1.04 per share)

•	Non-cash mark-to-market pension and postretirement losses of $422 million ($257 million after-tax)

•	Transaction, integration and separation costs of $34 million ($28 million after-tax)

•	Restructuring and non-cash impairment charges of $397 million ($310 million after-tax) primarily related to Automotive Seating plant restructuring as well as asset impairments

•	Net gain from divested businesses of $145 million ($38 million after-tax)

•	Tax expense of $124 million primarily related to business divestitures

"We delivered another strong quarter and an exceptional 2016, continuing the strong performance we have seen throughout the year,” said Alex Molinaroli, Johnson Controls chairman & CEO. “Earnings per share growth of 16 percent was driven by double-digit profitability improvements across all businesses.”
Business results

Building Efficiency sales in the fourth quarter of 2016 were $3.6 billion, up 25 percent versus the prior year quarter. Excluding M&A and the impact of foreign currency, sales increased 2 percent versus the prior year quarter with higher sales in North America Products and Asia.
Orders in the quarter, excluding M&A and adjusted for foreign exchange, were 6 percent higher year-over-year driven by Systems and Services North America up 6 percent, Products North America up 7 percent and Asia up 7 percent. Backlog at the end of the quarter of $4.8 billion increased 5 percent versus the prior year, excluding the impact of the Hitachi joint venture and foreign exchange.
Building Efficiency adjusted segment EBIT was $410 million, up 17 percent from $351 million in the prior year quarter. As expected, the segment EBIT margin of 11.3 percent decreased 80 basis points year-over-year primarily resulting from the mix related to the lower margin Hitachi joint venture contribution, as well as ongoing product and sales force investments.
Power Solutions sales in the fourth quarter of 2016 were $1.8 billion, up 7 percent from the prior year. Excluding the impact of foreign exchange and lower lead pass-through costs, sales increased 8 percent, with higher volumes in all regions. Global original equipment battery shipments increased 2 percent and aftermarket shipments increased 9 percent in the quarter versus the prior year.

Power Solutions adjusted segment EBIT of $394 million increased 16 percent from the prior year quarter due primarily to higher volumes, mix, and cost reduction initiatives. Segment EBIT margin of 21.8 percent in the quarter increased 160 basis points from the prior year quarter.
Automotive Experience sales in the fourth quarter of 2016 were $3.9 billion, down 5 percent compared to the prior year quarter, as growth in Asia was more than offset by declines in Europe and the Americas. Sales in China, which are primarily generated through non-consolidated joint ventures, increased 26 percent to $2.9 billion (up 31 percent excluding the impact of foreign exchange).
Automotive Experience adjusted segment EBIT was $281 million, an increase of 13 percent versus the prior year quarter primarily due to restructuring savings, cost reduction initiatives, and operational efficiencies, partially offset by volume declines. Segment EBIT margin of 7.1 percent increased 110 basis points from the prior year quarter.
The Tyco merger was completed on Sept. 2, 2016 and, therefore, the results include one month of Tyco. Sales for September 2016 were $0.8 billion. Tyco adjusted segment EBIT was $86 million, and the segment EBIT margin was 10.4 percent. This includes incremental recurring amortization expense of $21 million.
Full year 2016 results

For the full year, Johnson Controls reported $37.7 billion in sales, segment EBIT of $3.0 billion and a GAAP net loss from continuing operations of $868 million, which includes one month of Tyco results as well as several special items. GAAP diluted loss per share from continuing operations for the year was $1.30 compared to earnings per share from continuing operations of $2.18 in the prior year.
Adjusting for special items and excluding the Tyco results, non-GAAP adjusted diluted earnings per share from continuing operations increased 16 percent to $3.98 from $3.42 in the prior year. Financial highlights from continuing operations for the full year include:

•
Adjusted net sales of $36.9 billion versus $37.2 billion in the prior year. Increased volume and incremental sales from the Hitachi joint venture were more than offset by the impact of the Automotive Interiors deconsolidation. Excluding the impact of these items and foreign exchange, adjusted sales increased 1 percent.

•
Adjusted segment EBIT of $3.7 billion compared with $3.2 billion in the prior year, up 16 percent. Excluding the impact of the Hitachi joint venture, foreign exchange and the Automotive Interiors deconsolidation, adjusted segment EBIT increased 9 percent.

•	Adjusted segment EBIT margin of 10.1 percent was 150 basis points higher than the prior year.

•	Adjusted diluted EPS of $3.98 was at the high end of the guidance range of $3.95 to $3.98.

2016 was a year of transformation for Johnson Controls. The Company successfully executed on several actions to improve long-term shareholder value, including:

•	Formation of the Hitachi joint venture on Oct. 1, 2015

•	Merger with Tyco on Sept. 2, 2016

•	Separation of the Automotive Experience business creating Adient (NYSE: ADNT) on Oct. 31, 2016

“We have significantly transformed our portfolio of businesses while at the same time exceeding our external commitments. This is a true testament to the dedication and leadership of all of our employees around the globe,” said Molinaroli. “2016 was truly a momentous year in which a new Johnson Controls has emerged as the global leader in building technologies, integrated solutions and energy storage. We believe the company is well-positioned strategically for long term success and to operationally deliver strong growth and profitability in 2017.”
About Johnson Controls:
Johnson Controls is a global diversified technology and multi industrial leader serving a wide range of customers in more than 150 countries. Our 135,000 employees create intelligent buildings, efficient energy solutions, integrated infrastructure and next generation transportation systems that work seamlessly together to deliver on the promise of smart cities and communities. Our commitment to sustainability dates back to our roots in 1885, with the invention of the first electric room thermostat. We are committed to helping our customers win and creating greater value for all of our stakeholders through strategic focus on our buildings and energy growth platforms. For additional information, please visit http://www.johnsoncontrols.com or follow us @johnsoncontrols on Twitter.

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Johnson Controls International plc Cautionary Statement Regarding Forward-Looking Statements
Johnson Controls International plc has made statements in this communication that are forward-looking and therefore are subject to risks and uncertainties. All statements in this document other than statements of historical fact are, or could be, “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. In this communication, statements regarding Johnson Controls’ future financial position, sales, costs, earnings, cash flows, other measures of results of operations, synergies and integration opportunities, capital expenditures and debt levels are forward-looking statements. Words such as “may,” “will,” “expect,” “intend,” “estimate,” “anticipate,” “believe,” “should,” “forecast,” “project” or “plan” and terms of similar meaning are also generally intended to identify forward-looking statements. However, the absence of these words does not mean that a statement is not forward-looking. Johnson Controls cautions that these statements are subject to numerous important risks, uncertainties, assumptions and other factors, some of which are beyond Johnson Controls’ control, that could cause Johnson Controls’ actual results to differ materially from those expressed or implied by such forward-looking statements, including, among others, risks related to: any delay or inability of Johnson Controls to realize the expected benefits and synergies of recent portfolio transactions such as the merger with Tyco and the spin-off of Adient, changes in tax laws, regulations, rates, policies or interpretations, the loss of key senior management, the tax treatment of recent portfolio transactions, significant transaction costs and/or unknown liabilities associated with such transactions, the outcome of actual or potential litigation relating to such transactions, the risk that disruptions from recent transactions will harm Johnson Controls’ business, the strength of the U.S. or other economies, automotive vehicle production levels, mix and schedules, energy and commodity prices, the availability of raw materials and component products, currency exchange rates, and cancellation of or changes to commercial arrangements. A detailed discussion of risks related to Johnson Controls’ business is included in the section entitled “Risk Factors” in each of Johnson Controls, Inc.’s and Tyco International plc’s Annual Reports on Form 10-K for the 2015 fiscal year filed with the SEC on November 18, 2015 and November 13, 2015, respectively, and in the quarterly reports on Form 10-Q filed by each company with the SEC after such date, and available at www.sec.gov and www.johnsoncontrols.com under the “Investors” tab, as well as the Form 10 registration statement filed by Adient Limited and the amendments thereto. Shareholders, potential investors and others should consider these factors in evaluating the forward-looking statements and should not place undue reliance on such statements. The forward-looking statements included in this communication are made only as of the date of this document, unless otherwise specified, and, except as required by law, Johnson Controls assumes no obligation, and disclaims any obligation, to update such statements to reflect events or circumstances occurring after the date of this communication.

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Non GAAP Financial Information
The Company's press release contains financial information regarding adjusted earnings per share, which is a non-GAAP performance measure. The adjusting items include mark-to-market for pension and postretirement plans/settlement losses, transaction/integration/separation costs, restructuring and impairment costs, significant gains or losses on business divestitures, nonrecurring purchase accounting impacts related to the Tyco merger and discrete tax items. Financial information regarding adjusted sales, adjusted segment EBIT and adjusted segment EBIT margin are also presented, which are non-GAAP performance measures. Adjusted segment EBIT excludes special items such as transaction/integration/separation costs, nonrecurring purchase accounting impacts and significant gains or losses on business divestiture because these costs are not considered to be directly related to the operating performance of its business units. Management believes that, when considered together with unadjusted amounts, these non-GAAP measures are useful to investors in understanding period-over-period operating results and business trends of the Company. Management may also use these metrics as guides in forecasting, budgeting and long-term planning processes and for compensation purposes. These metrics should be considered in addition to, and not as replacements for, the most comparable GAAP measure.

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November 8, 2016 Page 6 JOHNSON CONTROLS INTERNATIONAL PLC CONDENSED CONSOLIDATED STATEMENTS OF INCOME (in millions, except per share data; unaudited)

	Three Months Ended September 30,
	2016	2015

Net sales	$10,198	$8,749
Cost of sales	8,133	7,190
Gross profit	2,065	1,559

Selling, general and administrative expenses	(1,914)	(1,031)
Restructuring and impairment costs	(289)	(397)
Net financing charges	(103)	(73)
Equity income	144	100

Income (loss) from continuing operations before income taxes	(97)	158

Income tax provision	1,035	135

Net income (loss) from continuing operations	(1,132)	23

Income from discontinued operations, net of tax	—	346

Net income (loss)	(1,132)	369

Less: Income from continuing operations attributable to noncontrolling interests	39	20

Net income (loss) attributable to JCI	$(1,171)	$349

Income (loss) from continuing operations	$(1,171)	$3
Income from discontinued operations	—	346

Net income (loss) attributable to JCI	$(1,171)	$349

Diluted earnings (loss) per share from continuing operations	$(1.61)	$—
Diluted earnings per share from discontinued operations	—	0.53
Diluted earnings (loss) per share	$(1.61)	$0.53

Diluted weighted average shares	728.3	655.2
Shares outstanding at period end	935.8	647.4

November 8, 2016 Page 7 JOHNSON CONTROLS INTERNATIONAL PLC CONDENSED CONSOLIDATED STATEMENTS OF INCOME (in millions, except per share data; unaudited)

	Twelve Months Ended September 30,
	2016	2015

Net sales	$37,674	$37,179
Cost of sales	30,360	30,732
Gross profit	7,314	6,447

Selling, general and administrative expenses	(5,325)	(3,986)
Restructuring and impairment costs	(620)	(397)
Net financing charges	(314)	(288)
Equity income	531	375

Income from continuing operations before income taxes	1,586	2,151

Income tax provision	2,238	600

Net income (loss) from continuing operations	(652)	1,551

Income from discontinued operations, net of tax	—	128

Net income (loss)	(652)	1,679

Less: Income from continuing operations attributable to noncontrolling interests	216	112
Less: Income from discontinued operations attributable to noncontrolling interests	—	4

Net income (loss) attributable to JCI	$(868)	$1,563

Income (loss) from continuing operations	$(868)	$1,439
Income from discontinued operations	—	124

Net income (loss) attributable to JCI	$(868)	$1,563

Diluted earnings (loss) per share from continuing operations	$(1.30)	$2.18
Diluted earnings per share from discontinued operations	—	0.19
Diluted earnings (loss) per share*	$(1.30)	$2.36

Diluted weighted average shares	667.4	661.5
Shares outstanding at period end	935.8	647.4

* May not sum due to rounding.

November 8, 2016 Page 8 JOHNSON CONTROLS INTERNATIONAL PLC CONDENSED CONSOLIDATED STATEMENTS OF FINANCIAL POSITION (in millions; unaudited)

	September 30, 2016	September 30, 2015
ASSETS
Cash and cash equivalents	$684	$597
Cash in escrow related to Adient debt	2,034	—
Accounts receivable - net	8,018	5,751
Inventories	3,560	2,377
Assets held for sale	174	55
Other current assets	2,654	1,689
Current assets	17,124	10,469

Property, plant and equipment - net	7,872	5,870
Goodwill	23,432	6,824
Other intangible assets - net	7,684	1,516
Investments in partially-owned affiliates	2,735	2,143
Other noncurrent assets	4,639	2,800
Total assets	$63,486	$29,622

LIABILITIES AND EQUITY
Short-term debt and current portion of long-term debt	$1,747	$865
Accounts payable and accrued expenses	8,542	6,264
Liabilities held for sale	28	42
Other current liabilities	6,098	3,275
Current liabilities	16,415	10,446

Long-term debt	14,606	5,745
Other noncurrent liabilities	7,141	2,721
Redeemable noncontrolling interests	234	212
Shareholders' equity attributable to JCI	24,118	10,335
Noncontrolling interests	972	163
Total liabilities and equity	$63,486	$29,622

November 8, 2016 Page 9 JOHNSON CONTROLS INTERNATIONAL PLC CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS (in millions; unaudited)

	Three Months Ended September 30,
	2016	2015
Operating Activities
Net income (loss) attributable to JCI	$(1,171)	$349
Income from continuing operations attributable to noncontrolling interests	39	20

Net income (loss)	(1,132)	369

Adjustments to reconcile net income (loss) to cash provided by operating activities:
Depreciation and amortization	273	213
Pension and postretirement benefit expense	507	412
Pension and postretirement contributions	(43)	(332)
Equity in earnings of partially-owned affiliates, net of dividends received	(48)	95
Deferred income taxes	(1,773)	(321)
Non-cash restructuring and impairment costs	141	183
Gain on business divestitures	(12)	(1,140)
Other - net	75	17
Changes in assets and liabilities, excluding acquisitions and divestitures:
Accounts receivable	(231)	(241)
Inventories	234	74
Other assets	180	21
Restructuring reserves	73	176
Accounts payable and accrued liabilities	456	537
Accrued income taxes	2,499	674
Cash provided by operating activities	1,199	737

Investing Activities
Capital expenditures	(427)	(315)
Sale of property, plant and equipment	4	12
Acquisition of businesses, net of cash acquired	486	—
Business divestitures, net of cash divested	(22)	1,505
Other - net	(57)	(30)
Cash provided (used) by investing activities	(16)	1,172

Financing Activities
Decrease in short and long-term debt - net	(503)	(934)
Debt financing costs	(45)	—
Stock repurchases	(26)	(362)
Payment of cash dividends	(371)	(170)
Proceeds from the exercise of stock options	36	44
Dividends paid to noncontrolling interests	(66)	(25)
Other - net	2	(21)
Cash used by financing activities	(973)	(1,468)
Effect of exchange rate changes on cash and cash equivalents	7	(57)
Increase in cash and cash equivalents	$217	$384

November 8, 2016 Page 10 JOHNSON CONTROLS INTERNATIONAL PLC CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS (in millions; unaudited)

	Twelve Months Ended September 30,
	2016	2015
Operating Activities
Net income (loss) attributable to JCI	$(868)	$1,563
Income from continuing operations attributable to noncontrolling interests	216	112
Income from discontinued operations attributable to noncontrolling interests	—	4

Net income (loss)	(652)	1,679

Adjustments to reconcile net income (loss) to cash provided by operating activities:
Depreciation and amortization	953	860
Pension and postretirement benefit expense	460	396
Pension and postretirement contributions	(137)	(409)
Equity in earnings of partially-owned affiliates, net of dividends received	(250)	(144)
Deferred income taxes	(1,437)	327
Non-cash restructuring and impairment charges	221	183
Gain on business divestitures	(26)	(1,340)
Other - net	143	89
Changes in assets and liabilities, excluding acquisitions and divestitures:
Accounts receivable	(344)	(297)
Inventories	1	(99)
Other assets	133	(113)
Restructuring reserves	141	(6)
Accounts payable and accrued liabilities	413	348
Accrued income taxes	2,276	126
Cash provided by operating activities	1,895	1,600

Investing Activities
Capital expenditures	(1,249)	(1,135)
Sale of property, plant and equipment	32	37
Acquisition of businesses, net of cash acquired	353	(22)
Business divestitures, net of cash divested	32	1,646
Other - net	(55)	(56)
Cash provided (used) by investing activities	(887)	470

Financing Activities
Increase in short and long-term debt - net	758	40
Debt financing costs	(45)	—
Stock repurchases	(501)	(1,362)
Payment of cash dividends	(915)	(657)
Proceeds from the exercise of stock options	70	275
Dividends paid to noncontrolling interests	(306)	(68)
Other - net	6	(49)
Cash used by financing activities	(933)	(1,821)
Effect of exchange rate changes on cash and cash equivalents	12	(81)
Cash held for sale	—	20
Increase in cash and cash equivalents	$87	$188

November 8, 2016

FOOTNOTES
1. Business Unit Summary

	Three Months Ended September 30,			Twelve Months Ended September 30,
(in millions)	2016	2015	%	2016	2015	%

	(unaudited)			(unaudited)
Net Sales
Building Efficiency	$3,635	$2,903	25%	$13,376	$10,510	27%
Tyco	808	—	*	808	—	*
Power Solutions	1,811	1,685	7%	6,653	6,590	1%
Automotive Experience	3,944	4,161	-5%	16,837	20,079	-16%
Net Sales	$10,198	$8,749		$37,674	$37,179

Segment EBIT (1)
Building Efficiency	$279	$340	-18%	$1,036	$923	12%
Tyco	(17)	—	*	(17)	—	*
Power Solutions	386	340	14%	1,253	1,153	9%
Automotive Experience	150	370	-59%	751	1,182	-36%
Segment EBIT (2)	$798	$1,050		$3,023	$3,258

Restructuring and impairment costs	$(289)	$(397)		$(620)	$(397)
Net financing charges	(103)	(73)		(314)	(288)
Mark-to-market charge for pension and postretirement plans	(503)	(422)		(503)	(422)
Income (loss) from continuing operations before income taxes	$(97)	$158		$1,586	$2,151

Net Sales
Products and systems	$8,863	$7,742	14%	$33,635	$33,513	0%
Services	1,335	1,007	33%	4,039	3,666	10%
	$10,198	$8,749		$37,674	$37,179

Cost of Sales
Products and systems	$7,256	$6,492	12%	$27,625	$28,214	-2%
Services	877	698	26%	2,735	2,518	9%
	$8,133	$7,190		$30,360	$30,732

* Metric not meaningful

(1) Management evaluates the performance of the business units based primarily on segment earnings before interest and taxes (EBIT), which represents income from continuing operations before income taxes and noncontrolling interests, excluding net financing charges, significant restructuring and impairment costs, and the net mark-to-market adjustments related to pension and postretirement plans.

Building Efficiency - Provides facility systems and services including comfort, energy and security management for the non-residential buildings market and provides heating, ventilating, and air conditioning products and services for the residential and non-residential building markets.

Tyco - Provides security products and services, fire detection and suppression products and services, and life safety products.

Power Solutions - Services both automotive original equipment manufacturers and the battery aftermarket by providing advanced battery technology, coupled with systems engineering, marketing and service expertise.
Automotive Experience - Designs and manufactures interior systems and products for passenger cars and light trucks, including vans, pick-up trucks and sport/crossover utility vehicles.

(2) The Company's press release contains financial information regarding adjusted sales, adjusted segment EBIT and adjusted segment EBIT margin, which are non-GAAP performance measures. The Company's definition of adjusted segment EBIT excludes special items because these costs are not considered to be directly related to the operating performance of its business units. Management believes these non-GAAP measures are useful to investors in understanding the ongoing operations and business trends of the Company.

November 8, 2016

The following is the fourth quarter reconciliation of sales, segment EBIT and segment EBIT margin as reported to adjusted sales, adjusted segment EBIT and adjusted segment EBIT margin (unaudited):

	Building Efficiency		Tyco			Power Solutions		Automotive Experience		Consolidated JCI plc

	2016	2015	2016		2015	2016	2015	2016	2015	2016	2015
Sales as reported	$3,635	$2,903	$808		$—	$1,811	$1,685	$3,944	$4,161	$10,198	$8,749

Adjusting items:
Nonrecurring purchase accounting impacts	—	—	20		—	—	—	—	—	20	—

Adjusted sales	$3,635	$2,903	$828		$—	$1,811	$1,685	$3,944	$4,161	$10,218	$8,749

Segment EBIT as reported	$279	$340	$(17)		$—	$386	$340	$150	$370	$798	$1,050
Segment EBIT margin as reported	7.7%	11.7%	-2.1%		*	21.3%	20.2%	3.8%	8.9%	7.8%	12.0%

Adjusting items:
Transaction/integration/ separation costs	126	11	29		—	—	—	126	23	281	34
Nonrecurring purchase accounting impacts	—	—	74		—	—	—	—	—	74	—
Gain on business divestiture	—	—	—		—	—	—	—	(145)	—	(145)
Other - net	5	—	—		—	8	—	5	—	18	—

Adjusted segment EBIT	$410	$351	$86	(3)	$—	$394	$340	$281	$248	$1,171	$939
Adjusted segment EBIT margin	11.3%	12.1%	10.4%		*	21.8%	20.2%	7.1%	6.0%	11.5%	10.7%

The following is the year-to-date reconciliation of sales, segment EBIT and segment EBIT margin as reported to adjusted sales, adjusted segment EBIT and adjusted segment EBIT margin (unaudited):

	Building Efficiency		Tyco			Power Solutions		Automotive Experience		Consolidated JCI plc

	2016	2015	2016		2015	2016	2015	2016	2015	2016	2015
Sales as reported	$13,376	$10,510	$808		$—	$6,653	$6,590	$16,837	$20,079	$37,674	$37,179

Adjusting items:
Nonrecurring purchase accounting impacts	—	—	20		—	—	—	—	—	20	—

Adjusted sales	$13,376	$10,510	$828		$—	$6,653	$6,590	$16,837	$20,079	$37,694	$37,179

Segment EBIT as reported	$1,036	$923	$(17)		$—	$1,253	$1,153	$751	$1,182	$3,023	$3,258
Segment EBIT margin as reported	7.7%	8.8%	-2.1%		*	18.8%	17.5%	4.5%	5.9%	8.0%	8.8%

Adjusting items:
Transaction/integration/ separation costs	191	37	29		—	1	—	459	54	680	91
Nonrecurring purchase accounting impacts	—	—	74		—	—	—	—	—	74	—
Gain on business divestiture	—	—	—		—	—	—	—	(145)	—	(145)
Other - net	5	—	—		—	8	—	5	—	18	—

Adjusted segment EBIT	$1,232	$960	$86	(3)	$—	$1,262	$1,153	$1,215	$1,091	$3,795	$3,204
Adjusted segment EBIT margin	9.2%	9.1%	10.4%		*	19.0%	17.5%	7.2%	5.4%	10.1%	8.6%
* Metric not meaningful

(3) Includes $21 million of incremental recurring intangible asset amortization expense. Excluding this incremental amortization expense, adjusted segment EBIT is $107 million and adjusted segment EBIT margin is 12.9%.

November 8, 2016

2. Diluted Earnings Per Share Reconciliation

The Company's press release contains financial information regarding adjusted earnings per share, which is a non-GAAP performance measure. The adjusting items include mark-to-market for pension and postretirement plans/settlement losses, transaction/integration/separation costs, restructuring and impairment costs, significant gain on business divestitures, nonrecurring purchase accounting impacts related to the Tyco merger and discrete tax items. The Company excludes these items because they are not considered to be directly related to the operating performance of the Company. Management believes these non-GAAP measures are useful to investors in understanding the ongoing operations and business trends of the Company.

A reconciliation of diluted earnings per share as reported to diluted adjusted earnings per share for the respective quarter and year-to-date periods is shown below.

	Net Income Attributable to JCI plc		Net Income Attributable to JCI plc from Continuing Operations
	Three Months Ended September 30,		Three Months Ended September 30,
	2016	2015	2016	2015

	(unaudited)		(unaudited)

Earnings per share as reported for JCI plc	$(1.61)	$0.53	$(1.61)	$—

Adjusting items:
Mark-to-market for pension and postretirement plans/settlement losses	0.68	0.64	0.68	0.64
Related tax impact	(0.20)	(0.25)	(0.20)	(0.25)
Transaction/integration/separation costs	0.40	0.13	0.40	0.05
Related tax impact	(0.04)	(0.02)	(0.04)	(0.01)
Restructuring and impairment costs	0.39	0.61	0.39	0.61
Related tax impact	(0.07)	(0.13)	(0.07)	(0.13)
Nonrecurring purchase accounting impacts	0.10	—	0.10	—
Related tax impact	(0.03)	—	(0.03)	—
Gain on business divestitures	—	(1.66)	—	(0.22)
Related tax impact	—	0.62	—	0.16
Discrete tax items	1.50	0.61	1.50	0.19

Adjusted earnings per share for JCI plc*	$1.14	$1.07	$1.14	$1.04

Less: Adjusted September results for Tyco (4)	(0.08)		(0.08)
Adjusted earnings per share for JCI plc excluding Tyco	$1.06		$1.06
Adjusted JCI plc diluted shares outstanding (in millions)	735.2		735.2
Adjusted net income attributable to JCI Inc. (in millions) (5),(6)	$776		$776
Adjusted JCI Inc. diluted shares (in millions)	643.1		643.1

Adjusted earnings per share for JCI Inc. *	$1.21		$1.21

	Net Income Attributable to JCI plc		Net Income Attributable to JCI plc from Continuing Operations
	Twelve Months Ended September 30,		Twelve Months Ended September 30,
	2016	2015	2016	2015

	(unaudited)		(unaudited)

Earnings per share as reported for JCI plc	$(1.30)	$2.36	$(1.30)	$2.18

Adjusting items:
Mark-to-market for pension and postretirement plans/settlement losses	0.75	0.64	0.75	0.64
Related tax impact	(0.22)	(0.25)	(0.22)	(0.25)
Transaction/integration/separation costs	1.01	0.27	1.01	0.14
Related tax impact	(0.09)	(0.05)	(0.09)	(0.02)
Restructuring and impairment costs	0.91	0.60	0.91	0.60
Related tax impact	(0.14)	(0.13)	(0.14)	(0.13)
Nonrecurring purchase accounting impacts	0.11	—	0.11	—
Related tax impact	(0.03)	—	(0.03)	—
Gain on business divestitures	—	(1.94)	—	(0.22)
Related tax impact	—	0.72	—	0.16
Discrete tax items	2.93	1.35	2.93	0.33

Adjusted earnings per share for JCI plc*	$3.94	$3.58	$3.94	$3.42

Less: Adjusted September results for Tyco (4)	(0.09)		(0.09)
Adjusted earnings per share for JCI plc excluding Tyco	$3.85		$3.85
Adjusted JCI plc diluted shares outstanding (in millions)	672.6		672.6
Adjusted net income attributable to JCI Inc. (in millions) (5),(6)	$2,587		$2,587
Adjusted JCI Inc. diluted shares (in millions)	649.4		649.4

Adjusted earnings per share for JCI Inc. *	$3.98		$3.98
* May not sum due to rounding.

A reconciliation of the differences between earnings per share as reported and adjusted earnings per share provided on a forward-looking basis is not available due to the high variability of the net mark-to-market adjustments related to pension and postretirement plans and unpredictability of any other potential adjusting items.

(4) Amount calculated based on adjusted Tyco segment EBIT of $86 million less Tyco's net financing charges of $14 million, income tax expense of $9 million and noncontrolling interest impact of $1 million for the month of September.

(5) The three months ended September 30, 2016 includes $1,171 million for JCI plc adjusted segment EBIT less $86 million of Tyco adjusted segment EBIT, $77 million of net financing charges ($103 million for JCI plc less $14 million for Tyco and $12 million related to separation and integration costs), $172 million income tax expense ($1,035 million for JCI plc less $854 million related to tax impacts of adjusted segment EBIT and discrete tax items as well as $9 million for the tax impact of Tyco's adjusted earnings) and $60 million for the impact of noncontrolling interest ($39 million of expense for JCI plc plus the noncontrolling interest impact of adjusted segment EBIT items of $22 million less the Tyco noncontrolling interest impact of $1 million).

(6) The twelve months ended September 30, 2016 includes $3,795 million for JCI plc adjusted segment EBIT less $86 million of Tyco adjusted segment EBIT, $288 million of net financing charges ($314 million for JCI plc less $14 million for Tyco and $12 million related to separation and integration costs), $582 million income tax expense ($2,238 million for JCI plc less $1,647 million related to tax impacts of adjusted segment EBIT and discrete tax items as well as $9 million for the tax impact of Tyco's adjusted earnings) and $252 million for the impact of noncontrolling interest ($216 million of expense for JCI plc plus the noncontrolling interest impact of adjusted segment EBIT items of $37 million less the Tyco noncontrolling interest impact of $1 million).

November 8, 2016

The following table reconciles the denominators used to calculate basic and diluted earnings per share for JCI plc (in millions):

	Three Months Ended September 30,		Twelve Months Ended September 30,
	2016	2015	2016	2015

	(unaudited)		(unaudited)

Weighted Average Shares Outstanding for JCI plc
Basic weighted average shares outstanding	728.3	650.2	667.4	655.2
Effect of dilutive securities:
Stock options, unvested restricted stock and unvested performance share awards	—	5.0	—	6.3
Diluted weighted average shares outstanding	728.3	655.2	667.4	661.5

For the three and twelve months ended September 30, 2016, the total number of potential dilutive shares due to stock options, unvested restricted stock and unvested performance share awards was 6.9 million and 5.2 million, respectively. However, these items were not included in the computation of diluted loss per share for the three and twelve months ended September 30, 2016, since to do so would decrease the loss per share. On an adjusted diluted outstanding share basis, inclusion of the effect of dilutive securities results in diluted weighted average shares outstanding of 735.2 million and 672.6 million for the three and twelve months ended September 30, 2016, respectively.

The following table reconciles the denominators used to calculate adjusted diluted earnings per share for JCI Inc. (i.e. JCI plc excluding the impact of the Tyco merger). The JCI Inc. shares represent the JCI plc shares adjusted to exclude the merger share conversion and September Tyco dilutive securities impact. Amounts below are shown in millions.

	Three Months Ended September 30,		Twelve Months Ended September 30,
	2016	2015	2016	2015

	(unaudited)		(unaudited)

Adjusted diluted weighted average shares outstanding for JCI plc	735.2	655.2	672.6	661.5
Effect of merger share conversion	(90.4)	—	(22.7)	—
Tyco dilutive securities impact	(1.7)	—	(0.5)	—
Adjusted diluted weighted average shares outstanding for JCI Inc.	643.1	655.2	649.4	661.5

3. Mark-to-Market of Pension and Postretirement Plans

The pension and postretirement mark-to-market gain or loss for each period is excluded from adjusted diluted earnings per share. The fiscal 2016 fourth quarter includes a mark-to-market charge for pension and postretirement plans of $503 million. The fiscal 2015 fourth quarter includes a mark-to-market charge for pension and postretirement plans of $422 million.

4. Acquisitions and Divestitures

On September 2, 2016, JCI Inc. and Tyco completed their combination which was announced on January 25, 2016. The merger is accounted for as a reverse acquisition using the acquisition method of accounting in accordance with ASC 805, "Business Combinations." JCI Inc. is the accounting acquirer for financial reporting purposes. Accordingly, the historical consolidated financial statements of JCI Inc. for periods prior to this transaction are considered to be the historical financial statements of the Company. The total fair value of the consideration transferred is $19.7 billion. As part of the transaction, the Company recorded $16.4 billion of goodwill and $6.2 billion of intangible assets, of which $3.9 billion are subject to amortization.

On October 1, 2015, the Company formed a joint venture with Hitachi to expand its Building Efficiency product offerings. The Company acquired a 60 percent ownership stake in the new entity for approximately $133 million ($563 million purchase price less cash acquired of $430 million).

On September 1, 2015, the Company completed the sale of its Global Workplace Solutions (GWS) business to CBRE Group, Inc. for $1.4 billion and recorded a net gain of $940 million ($643 million after tax) within discontinued operations. The GWS business met the criteria to be classified as a discontinued operation in the condensed consolidated statements of income for the year ending September 30, 2015.

On July 2, 2015, the Company completed its global automotive interiors joint venture with Yanfeng Automotive Trim Systems. The Company holds a 30 percent equity interest in the joint venture. The Company recorded a net gain of $145 million ($38 million after tax) related to the Interiors business divestiture.

November 8, 2016

5. Income Taxes

The Company's effective tax rate from continuing operations before consideration of mark-to-market for pension and postretirement plans/settlement losses, transaction/integration/separation costs, restructuring and impairment costs, significant gain on business divestitures, nonrecurring purchase accounting impacts related to the Tyco merger and discrete tax items for the quarter and year ending September 30, 2016 and 2015 is approximately 17 percent and 19 percent, respectively. The fiscal 2016 fourth quarter includes $1,103 million ($1.50) of one-time tax charges associated with the spin-off of the Automotive Experience business and merger with Tyco, which primarily relate to the repatriation of cash as a result of the spin-off transaction. A significant portion of the charge will result in cash tax payments in the first quarter of fiscal 2017, which are substantially recoverable in fiscal 2018 and 2019. The fiscal 2015 fourth quarter includes $124 million ($0.19) of tax charges within continuing operations and $278 million ($0.42) in discontinued operations, which are primarily attributable to the divestitures of the Interiors and GWS businesses, respectively.

During the quarter ended December 31, 2015, the Company early adopted Accounting Standards Update (ASU) No. 2015-17, "Income Taxes (Topic 740): Balance Sheet Classification of Deferred Taxes." ASU No. 2015-17 requires that deferred tax liabilities and assets be classified as noncurrent in the consolidated statements of financial position. The change has been reported through retrospective application of ASU No. 2015-17 to all periods presented.

6. Restructuring

The fiscal 2016 fourth quarter includes restructuring and impairment costs of $289 million related to workforce reductions and asset impairments in the Automotive Experience, Tyco and Power Solutions businesses and at Corporate. The fiscal 2015 fourth quarter includes restructuring and impairment costs of $397 million related to workforce reductions, plant closures and asset impairments in the Automotive Experience, Building Efficiency and Power Solutions businesses and at Corporate.